Exhibit 4.04

                           U.S. Telesis Holdings, Inc.





July 28, 2003


Jules Benge Prag IV
1021 N. Darmouth Ave.
Claremont, CA  91711-6184


Dear Jay,

In connection with your unpaid service to the company as secretary for a period of five (5) years, the board has authorized the issuance of the 200,000 shares of common stock to be registered in your name. The board and the company thank you for your continued service to the company.

Sincerely,

/s/ Nicholas C. Rigopulos

Nicholas C. Rigopulos

CEO
U.S. Telesis Holdings, Inc.
P.O. Box 415
Boston, MA 02117